UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PAYA HOLDINGS INC.

(Name of registrant as specified in its charter)

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Dear Fellow Shareholders,

We are pleased to invite you to attend our first Annual Meeting of Shareholders of Paya Holdings Inc. (“Paya” or the “Company”) to be held on Wednesday, May 26, 2021, at 9:30 a.m. Eastern Time. This year’s Annual Meeting will be conducted virtually, via live audio webcast. Protecting the health and well-being of the attendees (employees, shareholders and the general public) is our top priority. In light of the recommendations issued by the C.D.C. against public gatherings due to COVID-19, we think a virtual only meeting for this year is advisable. You will be able to attend the meeting online by visiting www.meetingcenter.io/235566571 and entering the meeting password, which is paya2020. You will be able to submit questions and vote your shares electronically during the meeting by logging in using the 15-digit control number included on your proxy card or on the voting instruction form accompanying these proxy materials.

The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:

1.	to elect three nominees identified in the accompanying proxy statement to serve as Class I directors until the 2024 Annual Meeting and until their successors are duly elected and qualified;

2.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and

3.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

Our Board of Directors (the “Board”) has set the record date as April 6, 2021. Only shareholders that owned shares of the Company’s common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment of the meeting. A list of the Company’s shareholders of record will be available at our corporate headquarters located at 303 Perimeter Center North Suite 600 Atlanta, Georgia 30346 and on the date of the meeting, on the virtual platform for the Annual Meeting at www.meetingcenter.io/235566571.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.

Sincerely,

AARON COHEN	JEFFREY HACK
Chairman	Chief Executive Officer

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

The 2021 annual meeting of shareholders of Paya Holdings Inc. will be held via the internet at www.meetingcenter.io/235566571 on Wednesday, May 26, 2021, at 9:30 a.m. Eastern Time for the following purposes:

1.	to elect three nominees identified in the accompanying proxy statement to serve as Class I directors until the 2024 Annual Meeting and until their successors are duly elected and qualified;

2.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and

3.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 26, 2021, at 303 Perimeter Center North Suite 600 Atlanta, Georgia 30346 and on the date of the meeting, on the virtual platform for the Annual Meeting at www.meetingcenter.io/235566571.

By Order of the Board of Directors,

MELINDA DOSTER

General Counsel and Secretary

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COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q: Why did I receive these materials?

The Board of the Company is soliciting your proxy to vote at our 2021 Annual Meeting of Shareholders (or at any postponement or adjournment of the meeting). Shareholders who own shares of our common stock as of the record date, April 6, 2021 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.

Householding. The Securities and Exchange Commission’s (“SEC”) rules permit us to print an individual’s multiple accounts on a single set of annual meeting materials. To take advantage of this opportunity, we have summarized on one set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the annual meeting materials, contact contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.

Q: Who will be entitled to vote?

Shareholders who own shares of our common stock as of the Record Date, are entitled to vote at the Annual Meeting. As of the Record Date, the Company had 126,697,492 shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Q: What will I be voting on?

You will be voting on:

1.	the election of three Class I directors to serve on the Board until the 2024 Annual Meeting and until their successors are duly elected and qualified;

2.	the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and

3.	any other business as may properly come before the meeting or any adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?

The Board recommends you vote:

1.	FOR the election of Oni Chukwu, Anna May Trala and Stuart Yarbrough as Class I directors; and

2.	FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2021.

Q: How do I cast my vote?

Beneficial Shareholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.

Registered Shareholders. If you hold shares in your own name, you are a registered stockholder and may vote during the virtual Annual Meeting at www.meetingcenter.io/235566571. You will need log in by entering the password paya2020, and then your unique 15-digit control number included on your proxy card or on the instructions that accompany your proxy materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:

1.	via the Internet at www.envisionreports.com/PAYA;

2.	by phone by calling 1-800-652-VOTE (8683); or

3.	by signing and returning a proxy card.

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 25, 2021.

Q: Can I access the proxy materials electronically?

Yes. Our proxy materials are available at https://investors.paya.com. In addition, instead of receiving future copies of our proxy statement and annual reports by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. If you would like to instruct us to send electronic copies of our proxy materials, you should follow the instructions available at www.envisionreports/PAYA. Your election to receive future proxy materials by email will remain in effect until you revoke it.

Q: How may I change or revoke my proxy?

Beneficial Shareholders. Beneficial shareholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.

Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise:

1.	via the Internet at www.envisionreports.com/PAYA;

2.	by phone by calling 1-800-652-VOTE (8683);

3.	by signing and returning a new proxy card; or

4.	by voting at the virtual Annual Meeting.

Q: How can I attend the virtual Annual Meeting?

The Annual Meeting is being held as a virtual only meeting this year.

If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.meetingcenter.io/235566571 and entering the password for the meeting, which is paya2020, and then providing your 15-digit control number. This number is included in your proxy card.

If you are a shareholder holding your shares in “street name” as of the Record Date, you must register in advance to attend the Annual Meeting. To register, you must submit proof of your “legal proxy” obtained from your bank, broker or nominee reflecting your Company holdings, along with your name and email address to Computershare: (1) by email to legalproxy@computershare.com; or (2) by mail to Computershare, Paya Holdings Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Obtaining a “legal proxy” may take several days and shareholders are advised to register as far in advance as possible. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., ET, on May 20, 2021. You will receive a confirmation email from Computershare of your registration. Once registered, you may participate in and vote at the Annual Meeting by following the instructions available on the meeting website. If you encounter any difficulty accessing the virtual meeting, please contact 1-888-724-2416 or 1-781-575-2748 for assistance. You may not vote your shares via the Internet or ask questions at the virtual Annual Meeting unless you receive a valid proxy from your brokerage firm, bank, broker-dealer or other nominee holder.

If you are a shareholder as of the Record Date and have logged in using your 15-digit control number, you may type questions into the dialog box provided at any point during the meeting (until the floor is closed to questions). The audio broadcast of the Annual Meeting will be archived at www.meetingcenter.io/235566571 for at least one year.

If you are not a shareholder as of the Record Date or do not log in using your 15-digit control number, you may still listen to the Annual Meeting, but will not be able to ask questions or vote at the meeting.

Q: Why is the Annual Meeting virtual only?

In light of the recommendations issued by the C.D.C. against public gatherings due to COVID-19, we think a virtual only meeting for this year is advisable to protect the health and well-being of the attendees (employees, directors, shareholders and the general public). We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our shareholders and the Company. Hosting a virtual meeting makes it easy for our stockholders to participate from any location around the world.

Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?

PROPOSAL 1 - ELECTION OF DIRECTORS

A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.

ALL OTHER PROPOSALS

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve all other items. Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.

Q: When will the results of the vote be announced?

The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Q: What is the deadline for submitting a shareholder proposal or director nomination for the 2022 Annual Meeting?

Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of shareholders to be held in 2022, must be received by the Company at our principal executive offices at 303 Perimeter Center North Suite 600 Atlanta, Georgia 30346 no later than the close of business on December 20, 2021. Shareholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2022 (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary at the Company’s principal executive offices no later than the close of business on February 25, 2022 and not earlier than the close of business on January 26, 2022, assuming the Company does not change the date of the 2022 annual meeting of shareholders by more than 30 days before or after the anniversary of the 2021 Annual Meeting. If so, the Company will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of the Company’s Amended and Restated Bylaws and be submitted in writing to the Secretary at the Company’s principal executive offices.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is composed of nine directors. Our certificate of incorporation (our “Certificate”) provides that the authorized number of directors may be changed only by resolution of our Board. Our Certificate also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the director class, name, age as of April 1, 2021, and other information for each member of our Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated

Oni Chukwu	I	63	Director	2021	2021	2024
Anna May Trala	I	54	Director	2020	2021	2024
Stuart Yarbrough	I	70	Director	2020	2021	2024
Kallen James (KJ) McConnell	II	35	Director	2020	2022
Jeffrey Hack	II	56	Chief Executive Officer and Director	2020	2022
Christine Larsen	II	59	Director	2020	2022
Aaron D. Cohen	III	44	Chair of the Board	2020	2023
Collin E. Roche	III	50	Director	2020	2023
Michael J. Gordon	III	51	Director	2020	2023

We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility, reputational issues, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in software and technology. The Nominating and Corporate Governance Committee believes that all directors must, at a minimum, meet the criteria set forth in the Company’s Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Corporate Governance and Nominating Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Corporate Governance and Nominating Committee considers a nominee’s differences in gender, ethnicity, tenure, skills and qualifications. The Corporate Governance and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Corporate Governance and Nominating Committee considers individuals with diverse viewpoints, accomplishments, cultural background, professional expertise, and diversity in gender, ethnicity, race, skills and geographic representation, that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders. Further, our Board is committed to seeking qualified women and individuals from underrepresented minority groups to include in the pool from which new candidates are selected. Currently, of the nine directors on our Board, two are women and one is an African-American male. The Corporate Governance and Nominating Committee also will consider a combination of factors for each director, including (a) the nominee’s ability to represent all stockholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, (f) the nominee’s ability to apply sound and independent business judgment and (g) the diverse attributes of the nominee, such as differences in background, qualifications and personal characteristics.

The Corporate Governance and Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the Company’s Code of Ethics, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for the Company and its shareholders, and guide the long-term sustainable, dependable performance of the Company.

Subject to any earlier resignation or removal in accordance with the terms of our Certificate, our bylaws and the Director Nomination Agreement (as defined and discussed below) by and among the Company and GTCR-Ultra Holdings, LLC (“Ultra”), GTCR Fund XI/B LP and GTCR Fund XI/C LP (collectively, “GTCR”), our Class I directors will serve until this Annual Meeting of shareholders, our Class II directors will serve until the annual meeting of shareholders to be held in 2022, and our Class III directors will serve until the annual meeting of shareholders to be held in 2023. In addition, our Certificate provides that our directors may be removed only for cause upon the affirmative vote of at least 66 ⅔% of the voting power of our outstanding shares of stock entitled to vote thereon.

Director Nomination Agreement

In connection with the closing of our business combination (the “Business Combination”) with Fintech Acquisition Corp. III (“Fintech”), we entered into a Director Nomination Agreement (the “Director Nomination Agreement”) with GTCR. The Director Nomination Agreement provides GTCR the right to designate nominees for election to the Company’s Board for so long as GTCR beneficially own 5% or more of the total number of the Company’s shares of common stock then outstanding. The number of nominees that GTCR is entitled to nominate under the Director Nomination Agreement is dependent on its beneficial ownership of shares of common stock. For so long as GTCR beneficially owns more than 5% of the outstanding shares of common stock, GTCR will have the right to nominate a specific number of directors equal to the product of (x) the total number of directors of the Company multiplied by (y) GTCR’s beneficial ownership percentage of outstanding Company common stock (rounded up to the nearest whole number). In addition, GTCR will have the right to designate the replacement for any of its designees whose board service has terminated prior to the end of the director’s term, regardless of GTCR’s beneficial ownership at such time. GTCR will also have the right to have its designees participate on committees of the board of directors, subject to compliance with applicable law and the listing rules of the Nasdaq Global Select Market (“Nasdaq”).

Shareholder Recommendations for Director Nominees

The Nominating and Corporate Governance Committee will consider shareholder nominations for membership on the Board. For the 2022 Annual Meeting, nominations may be submitted to 303 Perimeter Center North Suite 600 Atlanta, Georgia 30346, Attn: General Counsel and Secretary, and such nominations will then be forwarded to the Chair of the Nominating and Corporate Governance Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on February 25, 2022 and not earlier than the close of business on January 26, 2022. Recommendations must also include certain other procedural requirements as specified in our bylaws.

When filling a vacancy on the Board, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating and Corporate Governance Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates are then evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter, and the same process is used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated

Oni Chukwu	I	63	Director	April 2021	2021	2024
Anna May Trala	I	54	Director	2020	2021	2024
Stuart Yarbrough	I	70	Director	2020	2021	2024

Each nominee was recommended for re-election by the Nominating and Corporate Governance Committee for consideration by the Board and our shareholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.

The Board Recommends that you vote “FOR” each of the director nominees.

Director Nominees to Serve for a Three-Year Term Expiring at the 2024 Annual Meeting.

Oni Chukwu. Mr. Chukwu has been our director since April 2021. Mr. Chukwu has served as Chair of the board of directors of Exago Inc. since 2016, and has served as a director on the board of Invatron Systems Corp. since July 2020. Most recently, Mr. Chukwu became a director of Pole Star Space Applications Limited in April 2021, and of Opus Agency in January 2021. From 2013 to 2020, Mr. Chukwu was the Chief Executive Officer of Aventri, a cloud-based enterprise Event Management Software. Mr. Chukwu also served for six months as the Executive Chairman of Aventri’s board of directors following its acquisition by HGGC, LLC. Prior to his time with Aventri, Mr. Chukwu was an Executive Vice President and the Chief Financial Officer of Triple Point Technology, an enterprise software company, from 2006 to 2013. In addition, Mr. Chukwu served as the Chief Financial Officer of Healthcare Software Synergies before it was acquired by United Healthcare, and at LexBridge Corporation, before it was acquired by PKS. Mr. Chukwu attended the University of New Haven, where he earned an MBA and received an honorary Ph.D. in Business Administration.

We determined that Mr. Chukwu’s substantial experience as an executive and director at high-growth enterprise software companies qualifies him to serve as a director on the Board of Directors.

Anna May Trala.  Ms. Trala has been our director since the closing of the Business Combination. Ms. Trala has served as GTCR’s Chief Financial Officer since 2003 and currently serves as a Managing Director of the firm. She was previously a partner in the Transaction Advisory Services group at Ernst & Young. While at Ernst & Young, Ms. Trala was involved in more than 100 transactions in multiple sectors, including transaction processing, IT services, healthcare, and education. She holds a Bachelor of Science in accounting from Goldey Beacom College and is a CPA.

We determined that Ms. Trala’s expertise in public accounting and corporate finance and extensive experience in the financial services industry qualifies her to serve as a director on the Board of Directors.

Stuart Yarbrough.  Mr. Yarbrough has been our director since the closing of the Business Combination. Mr. Yarbrough’s professional experience includes over 20 years in public accounting, primarily with Ernst & Young and BDO Seidman, LLP. Since June 2008, Mr. Yarbrough has been a private investor. From February 2007 through its final distributions during June 2008, Mr. Yarbrough served as the chief executive officer of 3Point Capital Partners, a private equity firm. From 1994 through February 2007, Mr. Yarbrough was a principal at CrossHill Financial Group Inc., a company he co-founded, which provided investment banking services and venture debt financing to growth companies. Mr. Yarbrough previously served on the board of directors of Solera Holdings, Inc., Cision Ltd. and DigitalNet Holdings, Inc., as well as several other public companies. Mr. Yarbrough has a bachelor’s degree in management sciences from Duke University.

We determined Mr. Yarbrough’s expertise in public accounting and corporate finance and directorship experience with public companies, including service on audit and other board of directors committees, qualifies him to serve as a director on the Board of Directors.

Continuing Directors

Aaron D. Cohen, Chair.  Mr. Cohen has been our director since the closing of the Business Combination. Mr. Cohen joined GTCR in 2003 and currently serves as a Managing Director of the firm. He previously worked at Hicks, Muse, Tate & Furst and in the Mergers & Acquisitions group of Salomon Smith Barney. He holds a bachelor’s degree in accountancy with high honors from the University of Illinois at Urbana — Champaign. Mr. Cohen is a Certified Public Accountant.

Mr. Cohen previously played an instrumental role in GTCR’s investments in Prestige Brands, a publicly-listed company.

We determined that Mr. Cohen’s directorship experience with similar companies, deep accounting background, and extensive experience in the financial services, technology and payments industries qualifies him to serve as a director on the Board of Directors.

Michael J. Gordon.  Mr. Gordon has been our director since the closing of the Business Combination. Mr. Gordon has served as the Chief Executive Officer of Altus Group since September 2020, and was the Chief Executive Officer of Callcredit Information Group from 2014 to 2019. Mr. Gordon has also actively worked as a non-executive director on several companies in the United States and United Kingdom, including Constructionline, Zoopla/Hometrack, FinTech and ArisGlobal. Prior to joining Callcredit Mr. Gordon spent nine years in a range of senior leadership roles at FICO (NYSE: FICO) joining in 2005 as Vice President — Global Insurance Industry Lead and was promoted to additional positions including FICO’s Vice President and Managing Director for EMEA and Executive Vice President of Sales, Services and Marketing. Prior to joining FICO in 2005, Mr. Gordon spent more than 13 years in the financial services industry. As a vice president at Capgemini (formerly Ernst & Young Consulting LLP), Mr. Gordon provided strategic and operational solutions to banking and insurance providers, and he led the Insurance Centre of Excellence and Solutions. Mr. Gordon has a BS in Industrial Engineering/Operations Research from Northwestern University and an MBA in Finance and Business Economics from The University of Chicago Graduate School of Business.

We determined that Mr. Gordon’s extensive public company experience, directorship experience with similar companies, and extensive experience in the financial services and payments industries qualifies him to serve as a director on the Board of Directors.

Jeffrey Hack.  Mr. Hack has served as our Chief Executive Officer and a director since November 2018. Mr. Hack is an experienced executive who has spent his career building successful technology-centric financial services businesses. He brought his passion for leveraging innovative technology to deliver a world-class partner and customer experience to us when he joined as CEO. Under his leadership the rebranded company, which brought more than 20 years of tenured customers, quickly accelerated its technology and product roadmaps, enhanced its client implementation scale, integrated its First Billing, Stewardship and The Payment Group acquisitions, and expanded its sales and go to market strategy with a focus on serving software providers with flexible and custom integrated payment solutions.

From February 2017 to October 2018, Mr. Hack was an advisor and investor in financial technology and data/analytics companies. From June 2017 to October 2018, Mr. Hack was a Board Member of Boost Payment Solutions, a global provider of B2B payment technologies. From September 2013 to January 2017, Mr. Hack was an Executive Vice President and Management Committee Member at First Data Corporation, a global provider of payments technology and the largest US merchant processor. Mr. Hack was an integral part of the leadership team that transformed First Data, leading to a successful IPO. During his tenure, he held various leadership roles at the firm, including serving as Chief Operating Officer of Global Business Solutions, First Data’s largest division. At First Data, Mr. Hack led the commercialization of integrated payments and software solutions to SMB clients, resulting in increased sales and retention.

Prior to First Data, Mr. Hack was Chief Operating Officer at Morgan Stanley Smith Barney from 2011 to 2013, where he was part of the new management team that led the successful integration of Smith Barney into Morgan Stanley following its acquisition from Citigroup. Prior to joining Morgan Stanley, Mr. Hack spent seven years at J.P. Morgan Chase in a variety of leadership roles as Executive Vice President and Managing Director. Among his responsibilities were leading Corporate Strategy and serving as Chief Operating Officer of J.P. Morgan’s Treasury and Securities Services businesses.

Earlier in his career, Mr. Hack spent 10 years at Smith Barney in leadership positions in product management, strategy, and finance. He served as Smith Barney’s Chief Operating Officer and Chief Financial Officer from 2000 to 2004. He previously worked at McKinsey & Company as Engagement Manager advising major financial services companies from 1991 to 1994. Mr. Hack received his MBA from Harvard Business School and a Bachelor of Science degree in Economics from The Wharton School at the University of Pennsylvania.

Christine Larsen.  Ms. Larsen has been our director since the closing of the Business Combination. Ms. Larsen served as Chief Operations Officer of First Data Corp. (NYSE: FDC, now NASDAQ: FISV) from 2013 to 2018. Prior to joining First Data Corp, Ms. Larsen held various senior operating and technology roles at JPMorgan Chase & Co. (NYSE: JPM) from 2005 to 2013, most recently as an Executive Vice President responsible for firm-wide process improvement and enterprise program management, with a focus on control and integration efforts. Prior to joining JPMorgan in 2005, Ms. Larsen spent eleven years at CITI (NYSE: C) and ten years at Andersen Consulting (now Accenture NYSE: ACN). Ms. Larsen has served as a director for the Canadian Imperial Bank Commerce (NYSE: CM) since April 2016. Ms. Larsen has a Master’s in Library Science from Syracuse University as a University Fellow and a Bachelor of Arts degree with high honors from Cornell College.

We determined that Ms. Larsen’s extensive experience in technology roles and in the financial services and payments industries qualifies her to serve as a director on the Board of Directors.

KJ McConnell.  Mr. McConnell has been our director since the closing of the Business Combination. Mr. McConnell joined GTCR in 2014 and is currently a Principal with the firm. Prior to joining GTCR, Mr. McConnell worked as an Associate at TPG Capital and as an Analyst in the Financial Institutions group at Goldman Sachs. He holds an MBA from Harvard Business School, where he was a Baker Scholar, and a bachelor’s degree in finance with highest honors from the Indiana University Kelley School of Business.

We determined that Mr. McConnell’s directorship experience with similar companies and extensive experience in the financial services, technology and payments industries qualifies him to serve as a director on the Board of Directors.

Collin E. Roche.  Mr. Roche has been our director since the closing of the Business Combination. Mr. Roche has been with GTCR since 1996 and currently serves as a Managing Director of the firm. Prior to joining GTCR, Mr. Roche was an Associate at EVEREN Securities in Chicago and an Analyst with Goldman, Sachs & Company in New York. He holds an MBA from Harvard Business School, where he was a Baker Scholar and Henry Ford II Scholar, and a bachelor’s degree in political economy with honors from Williams College.

Mr. Roche is head of the Financial Services & Technology group at GTCR. Mr. Roche was previously a director of GTCR public company investments including PrivateBancorp, Syniverse, Transaction Network Services and VeriFone.

We determined that Mr. Roche’s extensive public company experience, directorship experience with similar companies, and extensive experience in the financial services, technology and payments industries qualifies him to serve as a director on the Board of Directors.

Controlled Company; Independence Status

Prior to November 16, 2020, GTCR, together with certain Fintech stockholders, controlled more than 50% of the combined voting power of our common stock, and had the right to designate a majority of the members of our Board for nomination for election. As a result, we were a “controlled company” under the listing standards of Nasdaq. As a controlled company, we could elect not to comply with certain corporate governance requirements, including the requirements:

●	that a majority of our Board consists of “independent directors,” as defined under the NASDAQ rules;

●	that we have a corporate governance and nominating committee that is composed entirely of independent directors; and

●	that we have a compensation committee that is composed entirely of independent directors.

We were and are still required to comply with the independence requirements for our audit committee and all of the members of our Audit & Risk Committee are independent members.

As of November 16, 2020, we ceased to be a controlled company and are now required to comply with all of Nasdaq’s corporate governance requirements on the following phase-in schedule: our Compensation Committee and our Corporate Governance and Nominating Committee must each be composed of at least three members, one of whom was independent upon ceasing to be a “controlled company,” a majority of whom will be independent within 90 days of ceasing to be a “controlled company,” and each of whom will be independent within one year of ceasing to be a “controlled company.” Additionally, we have 12 months from ceasing to be a “controlled company” to have a majority of independent directors on our Board.

Our Board has determined that all of our non-employee directors meet the requirements to be independent directors under Nasdaq listing standards. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining independence, including beneficial ownership of our common stock, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

In addition, our Board has determined that each member of our Audit & Risk Committee, Compensation Committee and Nominating Committee are independent and that Audit & Risk Committee members as well as Compensation Committee members satisfy independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As a result of the above mentioned determinations, we currently comply with all independence requirements under Nasdaq listing standards.

Board Meetings and Committees

We became a public company upon the closing of the Business Combination in October 2020. For the year ended December 31, 2020, our Board held two regular meetings. Our Audit & Risk Committee, our Compensation Committee and our Nominating and Corporate Governance Committee were each formed in connection with the closing of the Business Combination and therefore, during 2020, the Audit & Risk Committee held two regular meetings and the other committees did not hold meetings. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In 2020, each director attended at least 75% of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served.

Our Board has an Audit & Risk Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit & Risk Committee	Compensation Committee	Nominating and Corporate Governance Committee
Oni Chukwu	X	X	X
Aaron Cohen (Chair)		X
Michael J. Gordon		X	X (Chair)
Jeffrey Hack
Christine Larsen	X	X (Chair)
KJ McConnell			X
Collin Roche
Ana May Trala			X
Stuart Yarbrough	X (Chair)

Audit & Risk Committee

The Audit & Risk Committee is responsible for, among other matters:

1.	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

2.	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

3.	reviewing our policies on risk assessment and risk management;

4.	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

5.	reviewing the adequacy of our internal control over financial reporting;

6.	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

7.	recommending, based upon the Audit & Risk Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

8.	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

9.	preparing the Audit & Risk Committee report required by the rules of the SEC to be included in our annual proxy statement;

10.	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

11.	reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts.

Our Board has affirmatively determined that Ms. Larsen and Mr. Yarbrough, as well as Mr. Chukwu, who became a member of the committee on April 13, 2021, meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 of the Exchange Act and the applicable Nasdaq listing standards. In addition, our Board has determined that Mr. Yarbrough qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The written charter for our Audit & Risk Committee is available at our corporate website at https://investors.paya.com. Our website is not part of this notice and proxy statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters:

1.	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

2.	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

3.	reviewing and approving the compensation of our other executive officers;

4.	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

5.	conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

6.	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq;

7.	reviewing and establishing our overall management compensation, philosophy and policy;

8.	overseeing and administering our compensation and similar plans;

9.	reviewing and making recommendations to our Board with respect to director compensation; and

10.	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

Our Board has affirmatively determined that Ms. Larsen and Messrs. Cohen and Gordon, as well as Mr. Chukwu, who became a member of the committee on April 13, 2021, meet the definition of “independent director” for purposes of serving on a compensation committee under Rule 10C-1 of the Exchange Act and the applicable Nasdaq listing standards. The written charter for our Compensation Committee is available at our corporate website at https://investors.paya.com. Our website is not part of this notice and proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters:

1.	developing and recommending to our Board criteria for board and committee membership;

2.	subject to the rights of GTCR under the Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

3.	developing and recommending to our Board best practices and corporate governance principles;

4.	developing and recommending to our Board a set of corporate governance guidelines; and

5.	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at https://investors.paya.com. Our website is not part of this notice and proxy statement.

Board Leadership Structure

The following section describes our Board leadership structure, the reasons our Board considers that this structure is appropriate at this time, the roles of various positions, and related key governance practices. Our Board believes that the mix of experienced independent, GTCR-affiliated and management directors that make up our Board, our Board committee composition and the separation of the roles of Chair and Chief Executive Officer benefit the Company and its shareholders.

Independence

Our Board has an effective mix of independent and management directors. Our Board includes our Chief Executive Officer and eight independent directors.

Chair and Chief Executive Officer

With respect to the roles of Chair and Chief Executive Officer, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Currently, the roles of Chair and Chief Executive Officer are separated, with Mr. Cohen acting as Chair and Mr. Hack, as Chief Executive Officer. The Board believes that separating the roles of Chair and Chief Executive Officer at this time is the most effective leadership structure because it allows Mr. Hack to focus on the management of the Company and day-to-day operations as it continues to establish itself as a public company and allows Mr. Cohen to leverage his strong background to provide strategic guidance and effective oversight of management.

The Corporate Governance Guidelines provide that at times when the Board has not elected a Chair or the offices of Chair and Chief Executive Officer are combined, it would be beneficial to the Company to designate one of the directors as a lead director, and that such designation will be reviewed by the Board from time to time. Given the current separation of the roles of Chair and Chief Executive Officer at this time, the Board has not appointed a lead director.

Self-Evaluation

Our Nominating and Corporate Governance Committee was established at the time of the Business Combination in October 2020. Going forward, our Nominating and Corporate Governance Committee will conduct an annual performance evaluation to determine whether the Board, its committees, and the directors are functioning effectively. We expect that this will include survey materials as well as individual conversations between each director and the Chairman. The evaluation will focus on the Board’s and the committees’ contributions to the Company, with an enhanced focus on areas in which the Board or management believes that the Board could improve.

As part of the annual Board self-evaluation, the Board will evaluate whether the current leadership structure continues to be appropriate for the Company and its shareholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.

Management Succession

The Compensation Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of these goals and objectives. The Compensation Committee recommends to the Board the Chief Executive Officer’s compensation level or changes to such level based on the evaluation of the Chief Executive Officer’s performance and any other factors the Committee deems relevant. The Nominating and Corporate Governance Committee makes a report to the Board on succession planning at least once a year. The entire Board works with the Nominating and Corporate Governance Committee to evaluate potential successors to the Chief Executive Officer and other officers. The Chief Executive Officer or other officer should make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Hedging Transactions

Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance shareholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of the Company’s risk profile and also its determination of what constitutes an appropriate level of risk.

While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees. Our Audit & Risk Committee monitors our major financial and security risk exposures, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In particular, our Audit & Risk Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to the Company. Our Audit & Risk Committee also monitors compliance with legal and regulatory requirements and management provides our Audit & Risk Committee periodic reports on our compliance programs. The Audit & Risk Committee is responsible for overseeing the Company’s Enterprise Risk Management program, including annually reviewing and updating the Enterprise Risk Management Policies and Procedures. Our Compensation Committee oversees the design and implementation of our compensation policies and programs and monitors the incentives created by these policies and programs to determine whether they encourage excessive risk-taking. Our Compensation Committee also assesses the relationship between risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate any such risk. Our Nominating and Corporate Governance Committee oversees our major corporate governance risks.

In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as strategic planning. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. Further, our Board has been closely monitoring the evolution of the COVID-19 pandemic, its effects on our business, and risk mitigation strategies.

We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes. At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as legal risks, cybersecurity and privacy risks, and financial, tax and audit related risks.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics is available on our website at https://investors.paya.com. We intend to disclose any amendments to the Code, or any waivers of its requirements, on our website.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Communications by Shareholders and Other Interested Parties with the Board

Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-management or non-GTCR directors as a group, by sending regular mail to:

Paya Holdings Inc.

303 Perimeter Center N, Suite 600
Atlanta, GA 30346
Telephone: (800) 261-0240

Attention: Board of Directors

c/o General Counsel and Secretary

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of the Company as of April 1, 2021:

Name	Age	Position
Jeffrey Hack	56	Chief Executive Officer
Glenn Renzulli	42	Chief Financial Officer
Benjamin Weiner	31	Chief Strategy Officer
Mark Engels	49	Chief Revenue Officer
Darrell Winfield	57	Chief Information Officer
Christina Scappa	51	Senior Vice President and Head of Advanced Client Solutions and Operations
Andrea Kando	43	Head of Product, Marketing and Communications
Melinda Doster	53	General Counsel, Secretary and Head of Human Resources

Jeffrey Hack is our Chief Executive Officer. His biography can be found above under “Board of Directors and Corporate Governance—Continuing Directors.”

Glenn Renzulli. Mr. Renzulli has served as our Chief Financial Officer since January 2019. Mr. Renzulli has experience in scaling and expediting growth in software and service businesses. As Paya’s Chief Financial Officer, he leads financial reporting, analysis, accounting, risk, and underwriting functions. Mr. Renzulli has decades of experience managing all aspects of finance teams, including financial planning and analysis, cash management, corporate development, and investor and lender relations. Prior to joining the Company, Mr. Renzulli served as CFO of Opus Global, a compliance and risk management SaaS company and GTCR portfolio company, from June 2017 to January 2019. From May 2016 to June 2017, he was Chief Financial Officer for PeopleAdmin, a talent management SaaS provider serving the Education and Government sectors. From October 2015 to May 2016, he was the Chief Financial Officer of TeacherMatch, a human capital SaaS provider which was purchased by PeopleAdmin. Prior to those roles, he was the Chief Financial Officer of TCS Education System. He holds a Bachelor of Science degree in Finance from Fairfield University and is a graduate of GE’s Financial Management Program (FMP).

Benjamin Weiner. Mr. Weiner has served as our Chief Strategy Officer since November 2020 and has previously held various other management positions at the Company since August 2017. Mr. Weiner focuses on developing our core organic and inorganic strategies, leveraging industry and vertical expertise. As Chief Strategy Officer, Mr. Weiner leads several of our core business units, sales operations, firm-wide pricing, and facilitates our expansion of solutions into new and existing markets. Ben previously worked at GTCR evaluating investment opportunities across the payments space. He holds a Bachelor of Business Administration degree from the Ross School of Business at the University of Michigan.

Mark Engels. Mr. Engels has served as our Chief Revenue Officer since June 2019 and has more than 20 years of experience building world class sales organizations. As Chief Revenue Officer, Mr. Engels has transformed the sales and client management organizations, developing a structured and solution focused approach to deliver portfolio growth. From June 2016 to May 2019, Mr. Engels led vertical diversification and expansion into Europe and Asia Pacific for PayPal’s Hyperwallet, a global payout platform. From August 2011 to February 2016, Mr. Engels served as Executive Vice President of Business and Channel Development at SecureNet, a multi-channel payments company now part of Worldpay. Mr. Engels has also held various senior leadership roles at other leading financial technology companies. He holds both a bachelor’s degree in Managerial Economics from the University of California, Davis and an MBA from the University of Texas at Austin.

Darrell Winfield. Mr. Winfield has served as our Chief Information Officer since January 2018 and was previously the Chief Information Officer as Sage Payment Solutions. Mr. Winfield builds high performing technology teams which deliver innovative financial technology solutions. As our Chief Information Officer, Mr. Winfield leads our software development, infrastructure, and cyber security functions. He has decades of experience in the financial technology industry, leading large-scale IT transformation across companies such as Vantiv, Global Payments, and InComm. Prior to joining the Company, Mr. Winfield founded Collective 937 Consulting, a financial technology software delivery life cycle consulting and services provider. From March 2016 to May 2017, Mr. Winfield was the Executive Director of Client Services at Lusis Payments, a software and services provider to the global retail payments industry. Prior to his financial technology roles, Mr. Winfield served as an Assistant Program Manager and Science Mission Director for the National Aeronautics and Space Administration. Mr. Winfield is a decorated flight combat veteran and previously served as a flight research officer in the US Air Force and a Major in the California Air National Guard. He holds a Bachelor of Science degree in Mechanical Engineering from Virginia Military Institute and an MBA from Embry-Riddle Aeronautical University.

Christina Scappa. Ms. Scappa has served as a Senior Vice President and the Head of Advanced Client Solutions and Operations since August 2017 and has been an operational leader at the Company, and previously Sage Payment Solutions, for more than 20 years. At Sage Payment Solutions, Ms. Scappa served as Senior Vice President, Operations from 2006 through August 2017. Ms. Scappa has deep knowledge of our partners and integrations, delivering high quality and efficient operational teams. Ms. Scappa manages all operational and service aspects of our portfolio, including implementations, technical support, partner support, client and partner on-boarding, retention, and training. Ms. Scappa is the most tenured member of the leadership team, with years of experience serving our customers, and building the teams critical to ensuring partner success. She holds a Bachelor of Science degree from George Mason University.

Andrea Kando. Ms. Kando has served as our Head of Product, Marketing, and Communications at the Company since May 2019. She builds exceptional end to end partner and client experiences to bring differentiated solutions to market. Ms. Kando manages our solutions portfolio, oversees the company’s marketing assets, and champions client and employee engagement. Prior to joining the Company, she spent fourteen years at First Data Corporation, most recently as Vice President of Commercialization and Client Experience from May 2015 to May 2019. Ms. Kando’s experience includes progressive leadership roles within product, customer service, operations, and strategic program management within First Data, Toysrus.com and Airborne Express (now DHL). She holds a Bachelor of Science from Marymount College at Fordham University.

Melinda Doster. Ms. Doster has served as our General Counsel and Head of Human Resources since December 2020. Ms. Doster has broad expertise in payments and financial services, a commercial mindset and a track-record of building high-performing teams through talent management and professional development. Before joining Paya, Ms. Doster was Chief Counsel of Elavon and Deputy General Counsel of Payment Services at U.S. Bank during her over 20 years with the company. Ms. Doster started her career as a litigator with Long Aldridge & Norman (now Dentons) following a clerkship with the United States District Court for the Northern District of Georgia. Ms. Doster holds a Juris Doctor from Vanderbilt University School of Law and a Bachelor of Arts degree from Duke University.

EXECUTIVE AND DIRECTOR COMPENSATION

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC and may contain statements regarding future individual and company performance targets and goals. These targets and goals should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

We are currently considered an “emerging growth company” within the meaning of the Securities Act of 1933 (the “Securities Act”), for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year.

 Overview

This section discusses the material components of the executive compensation program for our Chief Executive Officer and our two most highly compensated officers other than our current Chief Executive Officer (collectively, our “Named Executive Officers”). For the year ended December 31, 2020, our Named Executive Officers and their positions were as follows:

●	Jeffrey Hack, Chief Executive Officer and Director;

●	Glenn Renzulli, Chief Financial Officer; and

●	Benjamin Weiner, Chief Strategy Officer.

Historically, the compensation of our Named Executive Officers has consisted of a base salary, an annual bonus, equity compensation in Ultra in the form of Class C Units (referred to herein as “Incentive Units”), and health and welfare benefits. As described below, our Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances in accordance with the terms of their employment agreements and the award agreements associated with their Incentive Units.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently anticipated programs summarized in this discussion.

Summary Compensation Table

The following table summarizes the compensation paid to, awarded to, or earned by the Named Executive Officers for our last two most recently completed fiscal years.

Name and Principal Position	Year(1)	Salary	Bonus			Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Jeffrey Hack,	2020	$500,000		—		—	$275,000	$11,097	$786,097
Chief Executive Officer	2019	$500,000		—		—	$500,000	$12,873	$1,012,873
Glenn Renzulli,	2020	$350,000		—		—	$200,000	$9,753	$559,753
Chief Financial Officer	2019	$338,951		$65,000		$1,024,468	$210,000	$9,500	$1,647,919
Benjamin Weiner,	2020	$275,401	$	1,500,000	(2)	—	$93,000	$9,751	$1,878,152
Chief Strategy Officer

(1)	Mr. Weiner was not a Named Executive Officer during the 2019 fiscal year; as such, only his compensation for the 2020 fiscal year is reported.

(2)	Amount represents a transaction bonus paid to Mr. Weiner in connection with the closing of the Business Combination pursuant to his employment agreement.

(3)	Amounts reported reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the Incentive Units. The Incentive Units represent membership interests in Ultra that are intended to constitute “profits interests” for federal income tax purposes. Despite the fact that the Incentive Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” The assumptions used in calculating the grant date fair value of the Incentive Units reported in this column are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. For more information on the Incentive Units, see the “Outstanding Equity Awards at 2019 Fiscal Year-End” table and —“Equity Incentives” below.

(4)	Amounts with respect to the 2020 Fiscal Year represent the annual bonus earned by each of our Named Executive Officers pursuant to their respective employment agreements based on the achievement of the applicable performance conditions. These amounts have been determined by the Compensation Committee and were paid prior to March 31, 2021. See “—Employment Agreements” below.

(5)	Amounts represent the amount of matching contributions under our 401(k) plan. See “—401(k) Plan” below.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Each of our Named Executive Officers has entered into an employment agreement with Paya, Inc., our direct subsidiary.

Base Salary

Each employment agreement provides for the payment of an annualized base salary. For 2020, annualized base salary amounts for our Named Executive Officers were as follows: $500,000 for Mr. Hack, $350,000 for Mr. Renzulli and $280,000 for Mr. Weiner.

Annual Bonuses

Pursuant to the employment agreements, each Named Executive Officer is also eligible for an annual bonus based on achievement of performance objectives established by the Board. The annual target bonus amount set forth in each Named Executive Officer’s employment agreement is as follows: 100% of annual base salary for Mr. Hack and 60% of annual base salary for Messrs. Renzulli and Weiner. Mr. Weiner also received a one-time $1,500,000 transaction bonus in connection with the consummation of the Business Combination pursuant to his employment agreement.

Although we do not have a formal annual bonus plan in place, the Board generally sets performance targets within the first three months of each fiscal year and communicates these targets to our Named Executive Officers. For 2020, the performance targets were based on a combination of Revenue, adjusted EBITDA and individual performance goals. Due largely to the negative impact of the COVID-19 pandemic on Company performance, the 2020 bonuses were paid below target levels as follows: 55% of target for Mr. Hack, 95% of target for Mr. Renzulli and 55% of target for Mr. Weiner. See “—Summary Compensation Table” above for each Named Executive Officer’s 2020 annual bonus earned in fiscal 2020.

401(k) Plan

We maintain a tax-qualified retirement plan that provides all full-time employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Internal Revenue Code. Employee elective deferrals are 100% vested at all times. The 401(k) Plan requires the Company to make matching contributions equal to 50% of a participant’s elective deferrals each year, up to 7% of compensation contributed by the participant to the 401(k) Plan, subject to applicable limits under the Internal Revenue Code and 401(k) Plan. These matching contributions are immediately 100% vested. We may also make discretionary contributions to the 401(k) Plan.

Outstanding Equity Awards at Fiscal Year End

The following reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2020. Please see “Incentive Units” below for additional information regarding these awards.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price(5)	Option Expiration Date(5)
Jeffrey Hack	6,499,628	9,749,443	(2)	N/A	N/A
Glenn Renzulli	1,881,917	2,822,875	(3)	N/A	N/A
Benjamin Weiner	848,028	366,488	(4)	N/A	N/A

(1)	The equity awards held by our Named Executive Officers are Incentive Units, which are intended to be profits interests for federal income tax purposes. For more information on the Incentive Units, see “—Incentive Units,” below. Despite the fact that the Incentive Units do not require the payment of an exercise price or have an option expiration date, we believe they are economically similar to stock options and, as such, they are reported in this table as “Option” awards. Awards reflected as “Unexercisable” are Incentive Units that have not yet vested. Awards reflected as “Exercisable” are Incentive Units that have vested, but remain outstanding.

(2)	One-third of these Incentive Units will vest on each of November 12, 2021, November 12, 2022 and November 12, 2023, in each case, so long as Mr. Hack remains continuously employed by the Company through the applicable vesting date.

(3)	One-third of these Incentive Units will vest on each of January 14, 2022, January 14, 2023 and January 14, 2024, in each case, so long as Mr. Renzulli remains continuously employed by the Company through the applicable vesting date.

(4)	50% of these Incentive Units will vest on each of August 1, 2021 and August 1, 2022, in each case, so long as Mr. Weiner remains continuously employed by the Company through the applicable vesting date.

(5)	These awards are not traditional options, and therefore, there is no exercise price or expiration date associated with them.

Incentive Units

Pursuant to Limited Liability Company Agreement of Ultra (the “Ultra LLC Agreement”), Ultra may, subject to approval of its board of managers (the “Board of Managers”), issue Incentive Ultra to any employee, officer, director, consultant or other service provider of Ultra or any of its subsidiaries. The Incentive Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43. As profits interests, the Incentive Units have no value for tax purposes on the date of grant, but instead are designed to gain value only after holders of certain other classes of equity in Ultra have received a certain level of returns. Subject to adjustment pursuant to the terms of the Ultra LLC Agreement, 50,000,000 Incentive Units are authorized for issuance under the Ultra LLC Agreement, and as December 31, 2020, there were 42,881,437 Incentive Units outstanding. See the “Outstanding Equity Awards” table for additional details on the Incentive Units granted to our Named Executive Officers.

Each of our Named Executive Officers was granted Incentive Units pursuant to the terms and conditions set forth in the Ultra LLC Agreement and a senior management agreement and/or award agreement with each Named Executive Officer (as applicable, referred to herein as “award agreements”). The number of Incentive Units granted to each Named Executive Officer was not determined pursuant to any formulaic equation or benchmarking to any peer groups; rather, the number of Incentive Units is determined by the Board of Managers in its sole discretion, after taking into account discussions among management team and overall retention goals. The Incentive Units held by our Named Executive Officers generally vest 20% on each of the first five anniversaries of the grant date (subject to their continued employment); however, the Incentive Units held by Messrs. Hack and Renzulli that were scheduled to vest on or prior to January 31, 2021 automatically vested on the closing of the Business Combination, to the extent that they had not vested as of such time. For information about treatment of the Incentive Units upon termination of employment, and “investor complete selldown” or a “sale of the company,” please see “Potential Payments Upon Termination or Change in Control” below.

Subject to the terms of the Ultra LLC Agreement and the award agreements, holders of vested Incentive Units are entitled to participate in distributions made by Ultra following a return of capital contributions to the holders of Class A-1 Preferred Units and Class A-2 Units and certain other preferred distribution rights, and subject to the achievement of certain “participation thresholds” (as set forth in the award agreements).

Potential Payments upon Termination or Change in Control

Severance Benefits

Each employment agreement provides for severance benefits (as described below) in the event the Named Executive Officer’s employment is terminated by the Board without “cause” or by the Named Executive Officer for “good reason” (each as defined in the employment agreements). Such severance benefits are subject to each Named Executive Officer’s execution and non-revocation of a general release of claims and continued compliance with the restrictive covenants set forth in the Named Executive Officer’s employment agreement (as further described below).

Mr. Hack’s severance benefits consist of (a) continued payment of base salary for a period of 12 months (the “severance period”); provided that we may elect to extend the severance period for an additional 12 months, and if so elected, the amount payable during the second year of the severance period will be $1,250,000 and paid within 60 days of our election to extend the severance period, (b) reimbursement of Mr. Hack’s premiums incurred for participation in Consolidated Omnibus Budget Reconciliation Act (COBRA) coverage for the applicable severance period, and (c) a pro-rated annual bonus for the fiscal year during which Mr. Hack’s termination occurs (the “termination year”), payable at the time annual bonuses are otherwise paid to senior management and calculated based on the portion of target bonuses received by the remaining senior management team members with respect to the applicable termination year.

Mr. Renzulli’s severance benefits consist of an amount equal to one year of his base salary, payable over six months.

Mr. Weiner’s severance benefits consist of an amount equal to one year of his base salary, payable over twelve months.

For purposes of Mr. Hack’s employment agreement, “good reason” generally means, subject to certain notice and cure provisions, (i) a reduction in base salary, a material reduction in employee benefits, or failure to pay an annual bonus consistent with the bonus plan adopted by the Board, (ii) any change to his title, or the assignment of duties materially inconsistent with his position, or (iii) a material breach of his employment agreement or breach of any representation set forth in his employment agreement. For purposes of Messrs. Renzulli’s and Weiner’s employment agreements, “good reason” generally means, subject to certain notice and cure provisions, (a) a reduction in base salary, target bonus, and employee benefits, or (b) a material diminution in title, or the assignment of duties materially inconsistent with the executive’s position.

For purposes of the employment agreements, “cause” generally means (i) the commission (in the case of Mr. Renzulli) or the conviction (in the case of Messrs. Hack and Weiner) of a felony or crime involving moral turpitude, or the commission of any other act or omission involving fraud, (ii) substantial and repeated failure to perform duties of the office held by the executive, (iii) gross negligence or willful misconduct, (iv) conduct by the executive which would reasonably be expected to bring the Company or its subsidiaries into substantial public disgrace or disrepute and, in the case of Mr. Renzulli, causes adverse damage the Company, (v) breach of the restrictive covenants set forth in the executive’s employment agreement, and/or (vi) failure to observe or a violation of any written policies of the Company or Paya, Inc.

The employment agreements also subject the Named Executive Officers to certain restrictive covenants, including non-competition and non-solicitation covenants and perpetual mutual non-disparagement and confidentiality covenants. The non-competition and non-solicitation covenants apply during each Named Executive Officer’s employment and for 12 months thereafter (the “post-termination restricted period”); provided that (i) if Mr. Hack’s severance period is extended to 24 months, his post-termination restricted period will be increased to 24 months and (ii) if Mr. Renzulli’s or Mr. Weiner’s employment is terminated for “good reason” or without “cause”, their post-termination restricted period will be reduced to 6 months.

Incentive Units

Pursuant to the terms of the applicable award agreements, the Incentive Units fully vest upon a “Sale of the Company” or an “Investor Complete Selldown” (as such terms are defined in the Ultra LLC Agreement), subject to the holder’s continued employed through such sale. A “Sale of the Company” is generally defined as an event, whereby any “person” or group of related “persons” (other than the investors parties to the Ultra LLC Agreement and their controlled affiliates), in the aggregate, acquire(s) (a) a majority of the Class B Units of Ultra (or successor securities thereto) then outstanding or (b) all or substantially all of Ultra’ assets determined on a consolidated basis, provided that a “public offering” (as defined in the Ultra LLC Agreement) does not constitute a “Sale of the Company.” An “Investor Complete Selldown” will occur in the event Ultra has sold all of its assets.

In the event a Named Executive Officer experiences a termination of employment, his unvested Incentive Units will be immediately forfeited without consideration; provided that if such termination is by the Named Executive Officer with “good reason,” due to death or disability, or by Ultra or an affiliate without “cause,” then an additional 20% of the Incentive Units will become vested as of the date of such termination. In addition, if a Named Executive Officer’s termination of employment is for “cause” (as defined in the Named Executive Officer’s employment agreement), all Incentive Units (whether vested or unvested) will be immediately forfeited without consideration. If a Named Executive Officer resigns without “good reason” (as defined in the Named Executive Officer’s employment agreement), his Incentive Units (whether vested or unvested) will be immediately forfeited without consideration; provided that in the event a Named Executive Officer resigns without “good reason,” the following portion of the Named Executive Officer’s vested Incentive Units will not be automatically forfeited: 50% if such resignation occurs prior to November 1, 2024, 75% if such resignation occurs on or following November 1, 2024, and 100% if such resignation occurs following November 1, 2025.

Director Compensation

Structure

The annual compensation of our non-employee and non-GTCR directors consists of annual cash fees equal to $100,000, an additional annual cash fee equal to $25,000 payable to the Chair of the Audit & Risk Committee starting in the second quarter of 2021, and an annual grant of restricted stock units with a fair market value equivalent to $50,000 payable to Mike Gordon and Christine Larsen beginning on December 31, 2021 and to Oni Chukwu beginning on June 30, 2022.

In addition, all non-employee and non-GTCR directors are also reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business.

Compensation for Fiscal Year 2020

The following table provides information concerning the compensation of each director of the Board who served as member of the Board, but did not serve as an employee of the Company or was affiliated with GTCR in the 2020 fiscal year. Mr. Hack, our Chief Executive Officer and directors affiliated with GTCR do not receive compensation for service as directors. The compensation received by Mr. Hack as an employee of the Company is presented in “—Summary Compensation Table.”

For 2020, each non-employee and non-GTCR director was entitled to a quarterly fee of $22,500, and on December 22, 2020, Mr. Gordon and Ms. Larsen were each granted 25,000 restricted stock units (“RSUs”) under the Paya Holdings Inc. 2020 Omnibus Incentive Plan in connection with their appointment to the Board. The RSUs vest 20% on each of the first five anniversaries of October 16, 2020 and fully vest upon a “change in control” or upon a termination of the director’s services due to the director’s death or disability, subject to, in each case, the director’s continued provision of services through the applicable vesting date. In the event that a director’s service terminates other than due to the director’s death or disability, all then-unvested RSUs held by such director would be automatically forfeited for no consideration.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Stuart Yarbrough	$90,000	—	90,000
Michael J. Gordon	$20,652	343,250	363,902
Christine E. Larsen	$20,652	343,250	363,902

(1)	Represents total director fees paid to the directors set forth above in connection with their services on the Board. Mr. Gordon and Ms. Larsen commenced service on our Board on October 16, 2020. The amount included herein is the amount of director fees earned by them for the portion of 2020 that they served on the Board.

(2)	Amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of RSUs granted under the Paya Holdings Inc. 2020 Omnibus Incentive Plan. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit & Risk Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit & Risk Committee considers the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit & Risk Committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit & Risk Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit & Risk Committee determines in good faith.

In addition, under our Code of Ethics our employees, directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest.

Related Party Transactions

Other than compensation arrangements for our directors and named executive officers, which are described in the section entitled “Executive Compensation”, below we describe transactions during the fiscal year ended December 31, 2020 to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

FinTech Related Person Transactions

Related Party Loans

On March 6, 2020, FinTech entered into a convertible promissory note with its Chairman of the Board and its Chief Executive Officer (the “Lenders”) pursuant to which the Lenders agreed to loan FinTech up to an aggregate principal amount of $1,500,000 (the “Promissory Note”). The Promissory Note was non-interest bearing and matured upon consummation of a business combination. Up to $1,500,000 of the Promissory Note was convertible by its terms into warrants at a price of $1.00 per warrant at the option of the Lenders, however such conversion option was waived in connection with the entry into the Sponsor Support Agreement on August 3, 2020. The Promissory Note was repaid in connection with the closing of the Business Combination.

Sponsor Registration Rights Agreement

Pursuant to a registration rights agreement entered into by FinTech on November 15, 2018 (the “Sponsor Registration Rights Agreement”), the holders of founder shares, placement units (including any securities contained therein) and the warrants that may be issued upon conversion of loans made by FinTech’s Sponsor, members of FinTech’s management team or any of their respective affiliates or other third parties, were entitled to registration rights to require FinTech (or its successor) to register the sale of any of FinTech’s securities held by such persons (in the case of the founder shares, only after conversion to FinTech Class A common stock). The Sponsor Registration Rights Agreement was terminated in connection with the consummation of the Business Combination.

Administrative Services

Commencing on November 16, 2018, FinTech paid an amount equal to $10,000 per month to FinTech Investor Holdings III, LLC, FinTech Masala Advisors, LLC, 3FIII, LLC or their affiliates for office space, utilities, secretarial support and administrative services provided to FinTech. This administrative services agreement terminated in accordance with its terms upon the consummation of the Business Combination.

Paya Related Person Transactions

Contribution from Ultra and Distribution to Ultra

The Company received a cash contribution from Ultra in the amount of $12.2 million for the year ended December 31, 2020. During the year ended December 31, 2020, Paya Holdings III, LLC, a wholly owned subsidiary of the Company, forgave an intercompany balance as a part of a settlement, resulting in a distribution of $24.9 million to Ultra.

Advisory Agreement

The Company entered into an Advisory Agreement with GTCR Management XI LP, an affiliate of Ultra, on August 1, 2017 for business consulting services. In exchange for those services the Company agreed to pay GTCR Management XI LP an annual advisory fee of $1.0 million payable in advance in quarterly installments. The Company recorded total charges of $0.75 million related to the Advisory Agreement for the year ended December 31, 2020 and no related party payable to GTCR as of December 31, 2020.

In addition, the Company reimbursed Ultra for expenses incurred as a result of GTCR’s acquisition of the Company and for services related to the Advisory Agreement. The Company did not record any charges for expenses for the year ended December 31, 2020, and did not record a related party payable to GTCR as of December 31, 2020. The Advisory Agreement was terminated on October 16, 2020 in connection with the consummation of the Business Combination.

Registration Rights Agreement

On October 16, 2020, Paya entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which Ultra and certain of the stockholders party to the Registration Rights Agreement in place prior to the Business Combination were granted registration rights with respect to Paya securities. Pursuant to the Registration Rights Agreement, the parties are entitled to have registered, in certain circumstances and subject to certain conditions set forth therein, the resale of the shares of common stock of Paya held by them. The registration rights described in this paragraph apply to (i) any shares of common stock issued in connection with the Business Combination, (ii) any warrants or any shares of common stock issued or issuable upon exercise thereof, (iii) any capital stock of Paya or its subsidiaries issued or issuable with respect to the securities referred to in clause (i) or (ii) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization, and (iv) any other shares of common stock held by persons holding securities described above (the “registrable securities”). Ultra and certain other holders are entitled to request that the Company register its shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” In certain circumstances, Ultra will also be entitled to make demand registrations. The parties to the Registration Rights Agreement will also be entitled to participate in certain registered offerings by Paya, subject to certain limitations and restrictions. Paya will pay expenses of the parties incurred in connection with the exercise of their rights under the Registration Rights agreement.

Director Nomination Agreement

For more information on the Director Nomination Agreement that we are party to with GTCR, see “Board of Directors and Corporate Governance—Director Nomination Agreement.” Aaron D. Cohen, KJ McConnell, Collin E. Roche and Anna May Trala, four of our current directors, are employed as a Managing Director, Principal, Managing Director, and Managing Director, respectively, of GTCR.

Tax Receivable Agreement

In connection with the closing of the Business Combination, the Company entered into a Tax Receivable Agreement with Ultra, GTCR Fund XI/C LP, GTCR Ultra-Holdings II, LLC and GTCR/Ultra Blocker, Inc. GTCR Ultra-Holdings II, LLC and GTCR Fund XI/C LP are each subsidiaries of the Company. The Tax Receivable Agreement generally provides for the payment by the Company to Ultra and GTCR Fund XI/C LP, as applicable, of 85% of the net cash savings, if any, in U.S. federal, state and local income taxes that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of: (i) certain tax attributes of GTCR Fund XI/C LP, GTCR Ultra-Holdings II, LLC and subsidiaries of GTCR Ultra-Holdings II, LLC that existed prior to the closing of the Business Combination; (ii) certain increases in the tax basis of GTCR Ultra-Holdings II, LLC assets resulting from the transactions effected at the closing of the Business Combination; (iii) imputed interest deemed to be paid by the Company as a result of payments the Company makes under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments the Company makes under the Tax Receivable Agreement. No payments were made during the year ended December 31, 2020.

Indemnification of Officers and Directors

We are party to indemnification agreements with each of our officers, directors and director nominees. The indemnification agreements provide the officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing agreements, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of April 6, 2021 for:

•	each person or group known to us who beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

The numbers of shares of common stock beneficially owned and percentages of beneficial ownership are based on 126,697,492 shares of common stock outstanding as of April 6, 2021.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or restricted stock units (“RSUs”) that are currently exercisable or exercisable or will vest within 60 days of April 6, 2021 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Paya Holdings Inc., 303 Perimeter Center North Suite 600 Atlanta, Georgia 30346.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
5% Stockholders
GTCR-Ultra Holdings, LLC(1)	45,234,022	35.7%
Capital Research Global Investors(2)	6,867,000	5.4%
Entities affiliated with Point72 Asset Management L.P.(3)	6,459,793	5.1%
Named Executive Officers and Directors
Jeffrey Hack	—	—
Glenn Renzulli	—	—
Ben Weiner	—	—
Oni Chukwu	—	—
Aaron D. Cohen	—	—
Michael Gordon	—	—
Christine Larsen	—	—
KJ McConnell	—	—
Collin E. Roche	—	—
Anna May Trala	—	—
Stuart Yarbrough	—	—
All Directors and Executive Officers as a Group (16 individuals)	—	—

(1)	Consists of shares held directly by Ultra. In addition, the Company is obligated to issue to Ultra 14,000,000 additional shares of common stock to be issued in 7,000,000 share increments, when the Company’s stock price reaches $15.00 and $17.50 per share, respectively, as calculated in accordance with the merger agreement entered into for the acquisition of the Company by FinTech. If all 14,000,000 additional shares are issued, Ultra would beneficially own 59,234,022 shares, or 46.8% of the Company’s outstanding shares of common stock. Voting and dispositive power with respect to the shares of common stock held by Ultra is exercised by GTCR Investment XI LLC. Decisions of GTCR Investment XI LLC are made by a vote of a majority of its directors, and, as a result, no single person has voting or dispositive authority over such securities. Messrs. David A. Donnini, Collin E. Roche, Craig A. Bondy, Constantine S. Mihas, Mark M. Anderson, Aaron D. Cohen, Sean L. Cunningham, and Benjamin J. Daverman are each managing directors of GTCR LLC, which provides management services to GTCR Investment XI LLC and each disclaims beneficial ownership of the securities controlled by such entity, except to the extent of his pecuniary interest in such securities. The business address of each of the foregoing entities and persons is c/o GTCR Management XI LLC, 300 North LaSalle Street, Suite 5600, Chicago, Illinois 60654, and telephone number is (312) 382-2200.

(2)	As reported in the Schedule 13G filed on February 16, 2021, Capital Research Global Investors (“CRGI”) has sole power to vote and to dispose of 6,867,000 shares. CRGI is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl and Capital International K.K. (together with CRMC, the “investment management entities”). CRGI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital Research Global Investors.” The principal business address of CRGI is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(3)	As reported in the Schedule 13G filed on March 2, 2021, represents (i) 6,326,000 shares over which Point72 Asset Management, L.P. (“Point72 Asset Management”), Point72 Capital Advisors, Inc. (“Point72 Capital Advisors Inc.”), and Steven A. Cohen have shared voting and dispositive power, and (ii) 133,793 over which Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies”) and Mr. Cohen have shared voting and dispositive power. Pursuant to an investment management agreement, Point72 Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Point72 Capital Advisors Inc. is the general partner of Point72 Asset Management. Pursuant to an investment management agreement, Cubist Systematic Strategies maintains investment and voting power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Point72 Asset Management, Point72 Capital Advisors Inc. and Cubist Systematic Strategies. The principal business address of Point72 Asset Management, Point72 Capital Advisors Inc., and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902. The principal business address of Cubist Systematic Strategies is 55 Hudson Yards, New York, New York 10001.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our common stock. Based solely on our review of the Section 16(a) reports filed electronically with the SEC and our knowledge of certain transactions with directors and executive officers, we believe that all reporting persons were in compliance with all Section 16(a) filing requirements with respect to the year ended December 31, 2020, except that due to administrative error of the Company, a Form 3 and a Form 4 for Ms. Larsen, and Form 4s for Messrs. Gordon and Bell, were inadvertently filed after their due date. In addition, based solely on our review of the Section 16(a) reports filed electronically with the SEC, a Form 3 for a member of a group including certain Fintech stockholders, which was deemed to beneficially own more than 10% of our common stock prior to our ceasing to be a controlled company, was inadvertently filed after its due date.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit & Risk Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the year ended December 31, 2020 are described below and under “Audit & Risk Committee Report.”

Fees and Services

The following table summarizes the aggregate fees for professional audit services and other services rendered by Ernst & Young LLP for the years ended December 31, 2020 and 2019:

	2020	2019
Audit Fees(1)	$2,073,000	$403,000
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees(2)	$163,000	$98,000
Total	$2,236,000	$501,000

(1)	Consist of fees for the audit and other procedures in connection with the Annual Report on Form 10-K for the year ended December 31, 2020, the audit of our financial statements for the year ended December 31, 2019, and certain procedures conducted in connection with the Business Combination.

(2)	Consist of fees related to due diligence on various projects and for 2019 include certain agreed-upon procedures.

In considering the nature of the services provided by the independent auditor, the Audit & Risk Committee determined that such services are compatible with the provision of independent audit services. The Audit & Risk Committee discussed these services with the independent auditor and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit & Risk Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit & Risk Committee must approve the permitted service before the independent auditor is engaged to perform it. Each year, the Audit & Risk Committee will pre-approve audit services, audit-related services and tax services to be used by the Company.

The Audit & Risk Committee approved all services provided by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the Company’s shareholders do not ratify the appointment of Ernst & Young LLP, the Audit & Risk Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit & Risk Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

The Audit & Risk Committee and the Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2021.

AUDIT & RISK COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of Paya’s filings under the Securities Act or the Exchange Act that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

The Audit & Risk Committee oversees our financial reporting process and Enterprise Risk Management program on behalf of the Board. The Audit & Risk Committee operates under a written charter, a copy of which is available on the “Investors” page of our website, www.paya.com, under the “Corporate Governance” tab. This report reviews the actions taken by the Audit & Risk Committee with regard to our financial reporting process during fiscal 2020 and particularly with regard to the audited consolidated financial statements as of December 31, 2020 and December 31, 2019 and for the three years ended December 31, 2020.

The Audit & Risk Committee is composed solely of independent directors. None of the committee members is or has been an officer or employee of the Company or any of our subsidiaries or has any current business or any family relationship with the Company or any of our subsidiaries or affiliates.

Our management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit & Risk Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.

The Audit & Risk Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit & Risk Committee’s charter.

In fulfilling its oversight responsibilities, the Audit & Risk Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

In addition, the Audit & Risk Committee reviewed the Enterprise Risk Management program and discussed with management the relevant enterprise risk management policies and procedures.

The Audit & Risk Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit & Risk Committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit & Risk Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit & Risk Committee regarding independence. The Audit & Risk Committee also considered whether the provision of services during the fiscal year ended December 31, 2020 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

Additionally, the Audit & Risk Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit & Risk Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their observations on our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit & Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Audit & Risk Committee:

Stuart Yarbrough, Chair

Michael Gordon (member through April 13, 2021)

Christine E. Larsen

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

INCORPORATION BY REFERENCE

The Audit & Risk Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.

AVAILABILITY OF SEC FILINGS, CODE OF CONDUCT AND COMMITTEE CHARTERS

Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Conduct, Corporate Governance Guidelines and the charters of the Audit & Risk Committee and Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our Common Stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, https://investors.paya.com, or may be requested in print, at no cost, by contact us via the Internet at https://investors.paya.com/shareholder-resources/contact-ir or by mail at Paya Holdings Inc., 303 Perimeter Center North, Suite 600 Atlanta, Georgia 30346, Attention: Investor Relations.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is https://investors.paya.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION

The Company is paying the expenses of this solicitation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

**PAYA HOLDINGS INC.**

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## Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

**Online**
Go to **www.envisionreports.com/PAYA** or scan the QR code — login details are located in the shaded bar below.

**Phone**
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

**Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/PAYA**

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## 2021 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A Proposals — The Board of Directors recommends a vote FOR all Class I director nominees listed and FOR Proposal 2.

1. Election of Class I Directors:

| | For | Withhold |
|---|---|---|
| 01 - Oni Chukwu | ☐ | ☐ |
| 02 - Anna May Trala | ☐ | ☐ |
| 03 - Stuart Yarbrough | ☐ | ☐ |

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### B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

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To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — paya2020.

**Small steps make an impact.**

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/PAYA

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## Paya Holdings Inc.

# Notice of 2021 Annual Meeting of Shareholders

## Proxy Solicited by Board of Directors for Annual Meeting — May 26, 2021

Glenn Renzulli and Melinda Doster, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Paya Holdings Inc. to be held on May 26, 2021 or at any postponement or adjournment thereof.

**Shares represented by this proxy will be voted in the manner directed by the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of the Class I nominees listed in this proxy card and FOR proposal 2. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, the proxies will vote in accordance with their best judgment.**

**Please refer to the Proxy Statement for a discussion of the Proposals.**

(Items to be voted appear on reverse side)

**C Non-Voting Items**

**Change of Address** — Please print new address below.

**Comments** — Please print your comments below.